UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 16, 2007

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Norcross Parkway, Norcross, Georgia		30071
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On March 21, 2007, Simtrol, Inc., a Delaware corporation (the "Company"), filed a Current Report on Form 8-K to report, among other matters, unregistered sales of equity securities pursuant to a private placement of the Company’s securities. The Company is filing this Current Report on Form 8-K/A to amend Item 3.02 to provide additional specification regarding the shares issued.

Item 3.02 Unregistered Sales of Equity Securities.

On March 16, 2007, Simtrol, Inc. (the "Company") completed the sale of $3,525,000 of securities in a private placement of 4,700 units (at $750 per unit) consisting of one share of Series B Convertible Preferred Stock and one warrant to purchase 2,000 shares of our common stock at an exercise price of $0.375 per share. Each share of Series B Convertible Preferred Stock has a conversion price of $0.375 per share (1 Series B Convertible Preferred share equals 2,000 shares of common stock). The warrants have three-year terms. The Company intends to file a resale registration statement on Form SB-2 to register the common stock underlying the Series B Convertible Preferred Stock and the warrants in the private placement.

Three noteholders, including one member of the Board of Directors, exchanged all outstanding interest and principal (totaling $710,210) of their notes payable in to the private placement. In conjunction with the exchange, the Company issued the holders warrants to purchase 710,210 shares of the Company’s common stock at exercise prices of $0.375 per share. The warrants have five-year terms.

The offers and sales of the securities in the private placement are exempt from the registration requirements of the Securities Act of 1933 (the “Act”) pursuant to Rule 506 and Section 4(2) of the Act. In connection with the offers and sales, we did not conduct any general solicitation or advertising, and we complied with the requirements of Regulation D relating to the restrictions on the transferability of the shares issued.

On March 16, 2007 one holder of Company’s Series A Preferred Stock elected to convert 8,000 shares of Series A Preferred Stock to common stock pursuant to the conversion terms of the Company’s Series A Preferred stock. The Company issued 32,000 shares of restricted common stock on that date in exchange for their Series A Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                SIMTROL, INC.

By: /s/ Stephen N. Samp
       Stephen N. Samp
       Chief Financial Officer

Dated: March 22, 2007